Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

F-1

IceCure Medical Ltd.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Ordinary Shares, no par value per share	(1)	Other	16,000,000	$0.30	$4,800,000.00	0.0001381	$662.88

Total Offering Amounts:							$4,800,000.00		662.88
Total Fees Previously Paid:									0.00
Total Fee Offsets:									0.00
Net Fee Due:									$662.88

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Offering Note(s)

(1)	The ordinary shares, no par value (the “Ordinary Shares”) of IceCure Medical Ltd. (the “Company”) being registered hereunder are being registered for sale by the selling shareholders named in the prospectus to which this Registration Statement on Form F-1 relates. In accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the Ordinary Shares registered hereby also include an indeterminate number of additional Ordinary Shares as may from time to time become issuable by reason of share splits, share dividends, recapitalizations or other similar transactions. The amount registered represents 16,000,000 Ordinary Shares which were sold by the Company to the selling shareholders pursuant to a Securities Purchase Agreement, dated as of March 26, 2026, by and between the Company and the selling shareholders (the “Agreement”), which consists of (i) 8,000,000 Ordinary Shares underlying the Series B warrants and (ii) 8,000,000 Ordinary Shares underlying the Series C Warrants which were sold by the Company to the selling shareholders pursuant to the Agreement. The proposed maximum offering price per share is estimated solely for purpose of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act and is based on the average of the high and low sales prices of the Company’s Ordinary Shares as reported on the Nasdaq Capital Market on March 31, 2026. The Company will not receive any proceeds from the sale of Ordinary Shares by the selling shareholders.